SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                       PURSUANT TO SECTION 13 OR 15(D) OF

                       THE SECURITIES EXCHANGE ACT OF 1934

        Date of Report (Date of earliest event reported): August 7, 2001

                             EQUIVEST FINANCE, INC.

             (Exact name of registrant as specified in its charter)

        DELAWARE                    333-29015                   59-2346270
     (State or other               (Commission            (I.R.S. Employer
       jurisdiction                File Number)           Identification No.)
     of incorporation)

                100 NORTHFIELD STREET
               GREENWICH, CONNECTICUT                         06830
         (Address of principal executive offices)           (Zip Code)

       Registrant's telephone number, including area code: (203) 618-0065


                      INFORMATION TO BE INCLUDED IN REPORT

ITEM 1.    CHANGES IN CONTROL OF REGISTRANT

                     Not Applicable.

ITEM 2.    ACQUISITION OR DISPOSITION OF ASSETS

                     Not Applicable.

ITEM 3.    BANKRUPTCY OR RECEIVERSHIP

                     Not Applicable.

ITEM 4.    CHANGES IN REGISTRANT'S CERTIFYING ACCOUNTANT

                     Not Applicable.

ITEM 5.    OTHER EVENTS

                                  PRESS RELEASE

                           EQUIVEST FINANCE ANNOUNCES
             RECORD INCOME FOR SECOND QUARTER AND FIRST SIX MONTHS;
               DILUTED EPS RISES 25% TO $0.10 FOR SECOND QUARTER;
                     SECOND QUARTER PROFIT MARGIN RISES 49%

           Greenwich, Connecticut (Business Wire) - August 7, 2001 - Equivest Finance, Inc. (NASDAQSC:EQUI) announced today its financial results for the quarter ended June 30, 2001. Both net income and earnings per share rose to all-time, second quarter records, though aggregate revenues declined. Equivest operates hotels and vacation ownership resorts at 29 locations along the eastern and Gulf coasts of the United States and in St. Thomas, USVI, with more than 83,500 owners of vacation interests in its properties. Equivest also operates a specialty finance company providing financing for consumer purchases of vacation intervals in its own resorts and those of independent developers.

           For the quarter ended June 30, 2001, net income increased 18% to $2.9 million, compared with $2.5 million in the comparable period in 2000. Diluted earnings per share in the second quarter of 2001 rose 25% to $0.10 compared with earnings per share of $0.08 during the comparable 2000 period. During the second quarter revenues decreased $8.7 million, or 22%, to $30.4 million, compared with $39.1 million in the comparable quarter in 2000, due almost entirely to a reduced volume of sales of vacation ownership intervals ("VOIs"). The Company's aggregate pretax profit margin in the second quarter of 2001 rose 49% to 16.2% of revenues, compared with 10.9% in the comparable period of the prior year. Net income and earnings per share as reported were adversely affected by a loss of $0.5 million, or $0.01 per share, on the sale of a parcel of surplus property obtained in an acquisition.

           For the six months ended June 30, 2001, net income increased 14% to $5.8 million compared with $5.1 million in the comparable period in 2000. Diluted earnings per share for the six months of 2001 rose 18% to $0.20 compared with earnings per share of $0.17 during the comparable 2000 period. During the first six months of 2000, revenues decreased $16.6 million, or 22%, to $59.7 million, compared with $76.3 million in the comparable quarter in 2000. The Company's aggregate pretax profit margin in the first six months of 2001 rose 45% to 16.9% of revenues compared with 11.6% in the first half of 2000.

             During the first half of 2001, the Company reduced aggregate notes payable by $20.4 million to $267.9 million, compared with total notes payable of $288.4 million at December 31, 2000. This reduction in debt principally reflects repayment of inventory loans through VOI sales, and use of cash flow to reduce indebtedness. The Company was also able to reduce total assets at June 30, 2001 to $423.4 million from $437.0 million at December 31, 2000. Aggregate net worth rose to $91.7 million at June 30, 2001, representing 21.7% of assets, compared with $85.8 million or 19.6% of assets at December 31, 2000. At June 30, 2001 the Company's debt/equity ratio was 2.9:1, compared with 3.7:1 at June 30, 2000.

           Richard C. Breeden, Chairman, President and Chief Executive Officer, commented: "Throughout 2001, our approach has been to reduce expenses, strengthen profit margins and reduce indebtedness. By eliminating marginal sales locations, reducing both sales commissions and marketing costs and increasing average prices, we increased our pretax profit margin during the first half of 2001 by 45% to 16.9% of revenues. We also reduced total debt by more than $20 million, or just under 6% of total liabilities, in the first six months of the year. Each of the three major facets of the Company's business - VOI sales, resort management services and financing activities - recorded increased profits in the second quarter of 2001 compared to the comparable period in 2000 on lower revenues. We believe that this balance in profit generation is a positive factor for future performance, as are higher profit margins and a strengthened balance sheet."

           During the second quarter of 2001, operating profit from VOI sales rose slightly to $3.1 million, compared with $2.8 million in the second quarter of 2000. Total VOI sales revenues were $15.8 million in the second quarter of 2001, down 34% from $23.8 million in the second quarter of 2000. This reduction in sales revenue was attributable in substantial part to the Company's decision to close five former sales centers and two telemarketing centers in its Peppertree subsidiary during 2000. Of the total reduction in VOI sales, $6.8 million was related to the former Peppertree locations and $1.2 million was related to non-Peppertree sales locations, most of which related to deferral of sales revenues relating to construction in Newport, which deferral did not occur in 2000.

           Operating profit from VOI sales for the six months of 2001 was consistent with the performance in the second quarter. For the six months ended June 30, 2001, operating profit from VOI sales increased to $6.1 million from $5.8 million for the same period in 2000, though total VOI sales fell 34% to $30.7 million from $46.3 million in the first half of 2000.

           Sales and marketing costs during the second quarter of 2001 fell $5.9 million, or 43%, to $7.6 million, a rate of reduction substantially in excess of the reduction in sales. During the second quarter VOI sales and marketing costs fell to 48.4% of VOI sales revenues, representing a decline from 56.8% in the second quarter of 2000, and from 54.7% for the full year 2000. Sales and marketing costs as a percentage of VOI sales revenue in the former Peppertree resorts decreased to 53.1% in the second quarter of 2001, compared with 63.2% in the second quarter of 2000 and 64.0% for the full year 2000. Costs as a percentage of VOI sales revenues were reduced principally by reducing sales commissions, reducing higher cost tours, reducing personnel headcount and increasing average sales prices.

           "By increasing our profit margin on revenues to 16.9% of revenues in the first half of 2001 from 11.6% in the first half of 2000, the Company is making more money while using up over one-third less inventory, something that we believe is quite positive for the long run outlook. Increased profit margins were helped by an increase in average prices for VOIs and point packages year on year, as well as a significant reduction in costs." noted Mr. Breeden.

           During the second quarter of 2001 the Company sold 1,362 VOI's at an average price of approximately $11,807, compared with 2,238 VOI's during the second quarter of 2000 at an average price of approximately $10,615, an increase of 11%. As of June 30, 2001, the company held approximately 26,400 unsold VOI's in inventory, representing more than $312 million in potential gross sales proceeds at the current average sales price as of June 30, 2001.

           During the second quarter, the inventory cost of aggregate VOI sales decreased to $3.7 million from $5.6 million the prior year, representing 23.4% of VOI revenues compared with 23.5% in the comparable period in 2000. This reduced cost of goods sold stemmed mostly from reduced numbers of VOIs sold. Total provisions for doubtful receivables decreased 23% to $1.5 million for the second quarter of 2001 from $1.9 million for the same period in 2000, reflecting lower VOI notes receivable originated in the quarter compared to the prior period. However, the Company increased the rate of provisions for doubtful receivables to 8.4% of VOI sales in the second quarter of 2001 compared with 8.0% in the second quarter of 2000.

           Second quarter 2001 general and administrative expense increased $0.1 million, or 6%, to $3.1 million from $3.0 million in the second quarter of 2000. G&A expense increased to 10.3% of total revenues for the second quarter of 2001 from 7.6% for the same period in 2000, due principally to lower total revenues.

           Net interest margin rose to $4.3 million for the quarter, an increase from $3.1 million in the prior year. Interest expense as a percent of interest income decreased to 53.6% in the second quarter of 2001 from 67.7% in the comparable period in 2000. The increase in portfolio net interest margin is a result of lower average cost of funds and lower average outstanding indebtedness.

           Operating profit from resort operations rose $0.1 million to $2.1 million in the second quarter of 2001, compared to $2.0 million in the second quarter of 2000. Resort operations expense as a percent of resort management revenues fell to 58.0% in the second quarter of 2001 from 61.8% in the second quarter of 2000.

           The company's loan receivable portfolio decreased to $255.7 million as of June 30, 2001, compared with $270.4 million as of June 30, 2000, a decline of 5% largely attributable to repayment of A&D loans, increased loan prepayments and slower sales originations. Of the portfolio, $143.5 million represented receivables relating to VOI purchases in the Company's own resorts, $101.0 million represented receivables relating to consumer loans at third party developer resorts, and the balance represented acquisition and development loans.

           At June 30, 2001, the Company maintained total portfolio reserves and over collateralization of $31.3 million, a decline of 8% from $34.0 million at June 30, 2000. In addition, total reserves and over collateralization as a percentage of the total loan portfolio fell slightly, dropping from 12.6% at June 30, 2000 to 12.3% at June 30, 2001. The allowance for doubtful accounts included in total reserves was $9.3 million at June 30, 2001, a decline of 14% compared with $10.8 million at June 30, 2000. However, while reserves as a percentage of the total portfolio fell slightly, reserves as a percentage of delinquent loans increased significantly. As of June 30, 2001 the Company's Reserve Coverage Ratio (RCR) of total reserves and over collateralization to consumer receivables over 60 days past due was 5.7 times on the entire consumer loan portfolio, up from an RCR of 4.4 times 60 day past due loans at June 30, 2000. Similarly, the RCR on all consumer receivables over 90 days past due was
11.7 times on the entire consumer loan portfolio, up from a RCR of 7.4 times at June 30, 2000.

           During the second quarter the Company began construction of a new 20 unit building in Newport, Rhode Island, and opened the first of two new buildings at its resort in Williamsburg, Va. The Company deferred recognition of approximately $1.1 million in VOI sales revenue in Newport during the first six months of 2001 relating to sale of interests in the building now under construction. The Company expects to continue its trend of lower sales volume, higher profit margins and retirement of indebtedness through the balance of 2001.

           Certain statements in this press release are forward-looking. They may be identified by the use of forward-looking words or phrases such as "believe," "expect", "anticipate," "should," "planned," "estimated," and "potential." These forward-looking statements are based on the Company's current expectations. The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for such forward-looking statements. In order to comply with the terms of the safe harbor, the Company notes that a variety of factors could cause actual results and experience to differ materially from the anticipated results or other expectations expressed in such forward-looking statements. The risks and uncertainties that may affect the operations, performance, development, and results of the Company's businesses include a downturn in the real estate cycle, lack of available qualified prospects to tour the Company's resorts, competition from other developers, lack of appropriate sites for future developments, failure to complete construction in a timely and cost-efficient manner, or other factors which result in lower sales of vacation ownership interests, possible financial difficulties of one or more of the developers with whom the Company does business, including the risk of carrying non-performing assets or losses if defaulted loans prove to have insufficient collateral backing, fluctuations in interest rates, prepayments by consumers or indebtedness, inability of developers to honor replacement obligations for defaulted consumer notes, and competition from organizations with greater financial resources.

For Information Contact:

Gerald L. Klaben, Jr., Chief Financial Officer  (203) 618-0065

                     EQUIVEST FINANCE, INC. AND SUBSIDIARIES
                      CONSOLIDATED CONDENSED BALANCE SHEETS

                             (Dollars in thousands)

                                                                                 JUNE 30, 2001          DECEMBER 31, 2000
                                                                                 --------------         -----------------
ASSETS                                                                             (UNAUDITED)


      Cash and cash equivalents                                                        $  2,282           $  4,805
      Receivables, net                                                                  244,727            258,950
      Inventory                                                                          94,555             95,578
      Property and equipment, net                                                        20,907             21,580
      Goodwill, net                                                                      43,248             44,109
      Other assets                                                                       17,637             11,952

                                                                                       --------           --------
Total Assets                                                                           $423,356           $436,974
                                                                                       ========           ========

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES

      Accounts Payable and Other Liabilities:
           Accounts payable                                                            $  6,988           $  9,624
           Accrued expenses and other liabilities                                        25,808             23,194
           Income Taxes                                                                  30,923             29,975
                                                                                       --------           --------

             Total Accounts Payable and Other Liabilities                                63,719             62,793
                                                                                       --------           --------

      Notes payable                                                                     267,937            288,375

                                                                                       --------           --------
Total Liabilities                                                                       331,656            351,168
                                                                                       --------           --------

STOCKHOLDERS' EQUITY
      Cumulative Redeemable Preferred Stock--Series 2 Class A,
        $3 par value; 15,000 shares authorized, 11,650 and 10,000 shares issued and outstanding at June 30, 2001 and December 31, 2000, respectively

                                                                                             35                 30
      Common Stock, $.01 par value; 50,000,000 shares authorized, 28,106,822 and
        28,089,722 shares issued and outstanding at June 30, 2001 and December
        31, 2000, respectively

                                                                                            281                281
      Additional paid-in capital                                                         63,935             62,246
      Retained earnings                                                                  27,449             23,249
                                                                                       --------           --------

Total Stockholders' Equity                                                               91,700             85,806
                                                                                       --------           --------
Total Liabilities and Stockholders' Equity                                             $423,356           $436,974
                                                                                       ========           ========


                                       6






                     EQUIVEST FINANCE, INC. AND SUBSIDIARIES
                   CONSOLIDATED CONDENSED STATEMENTS OF INCOME

                  (Dollars in thousands except per share data)

                                               Three months ended                                  Six months ended
                                                 June 30,                                     June 30,
                                                  2001             2000 (1)                     2001            2000 (1)
                                                  ----             --------                     ----            --------
                                                (unaudited)         (unaudited)              (unaudited)     (unaudited)
REVENUES:

  Timeshare interval sales                    $  15,791           $  23,759                 $ 30,698           $  46,314
  Interest                                        9,307               9,506                   18,387              18,786
  Resort operations                               5,087               5,231                   10,119              10,037
  Other income                                      231                 601                      456               1,167
                                           -------------  ------------------      -------------------  ------------------
     Total revenues                              30,416              39,097                   59,660              76,304

EXPENSES:

  Provision for doubtful accounts                 1,467               1,906                    3,256               3,689
  Interest                                        4,988               6,435                   10,571              12,595
  Cost of timeshare intervals sold                3,691               5,586                    6,941              10,953
  Depreciation and amortization                   1,158               1,238                    2,291               2,366
  Sales and marketing                             7,640              13,494                   14,687              25,920
  Resort management                               2,951               3,233                    5,744               6,193
  Loss on sale of asset                             455                 ---                      455                 ---
  General and administrative                      3,147               2,962                    5,640               5,728
                                           -------------  ------------------      -------------------  ------------------
     Total expenses                              25,497              34,854                   49,585              67,444

                                           -------------  ------------------      -------------------  ------------------
Income before provision for taxes                 4,919               4,243                   10,075               8,860

Provision for income taxes                        2,000               1,775                    4,225               3,725

                                           -------------  ------------------      -------------------  ------------------
NET INCOME                                     $  2,919            $  2,468                 $  5,850            $  5,135
                                           =============  ==================      ===================  ==================


Basic earnings per share                        $  0.10             $  0.08                  $  0.20             $  0.17
Diluted earnings per share                      $  0.10             $  0.08                  $  0.20             $  0.17



(1)  Certain amounts from prior year have been reclassified to conform to current year classifications


                                       7





                     EQUIVEST FINANCE, INC. and SUBSIDIARIES
                             Selected Financial Data

                                               Three months ended                                  Six months ended
                                                 June 30,                                     June 30,
                                                  2001             2000 (1)                     2001            2000 (1)
                                                  ----             --------                     ----            --------
                                                (unaudited)         (unaudited)              (unaudited)     (unaudited)
REVENUES:

As a percentage of total revenues:

  Timeshare interval sales                          51.8 %               60.8 %               51.4 %              60.7 %
  Interest                                          30.6 %               24.2 %               30.8 %              24.6 %
  Resort operations                                 16.8 %               13.5 %               17.0 %              13.2 %
  Other income                                       0.8 %                1.5 %                0.8 %               1.5 %
                                         ----------------    -----------------    -----------------    --------------------
     Total revenues                                100.0 %              100.0 %              100.0 %             100.0 %

EXPENSES:
As a percentage of VOI sales:
  Cost of timeshare intervals sold                  23.4 %               23.5 %               22.6 %              23.6 %
  Sales and marketing                               48.4 %               56.8 %               47.8 %              56.0 %
  Provision for doubtful accounts (1)                8.4 %                8.0 %                9.7 %               8.0 %

As a percentage of interest income:

  Interest                                          53.6 %               67.7 %               57.5 %              67.0 %

As a percentage of resort operations:

  Resort management                                 58.0   %             61.8 %               56.8 %              61.7 %

As a percentage of total revenues:

  Provision for doubtful accounts (2)                0.4 %                0.0 %                1.1 %               0.0 %
  Depreciation and amortization                      3.8 %                3.2 %                3.8 %               3.1 %
  General and administrative                        10.3   %              7.6 %                9.5 %               7.5 %
                                         ----------------    -----------------    -----------------    --------------------

     Total expenses                                 83.8 %               89.2 %               83.1 %              88.4 %

                                         ----------------    -----------------    -----------------    --------------------
Income before taxes                                 16.2 %               10.8 %               16.9 %              11.6 %

Provision for income taxes                           6.6 %                4.5 %                7.1 %               4.9 %

                                         ----------------    -----------------    -----------------    --------------------
NET INCOME                                           9.6 %                6.3 %                9.8 %               6.7 %



(1)   Based on provision for doubtful receivables recorded on timeshare development.
(2)   Based on provision for doubtful receivables recorded on timeshare financing.



                                       8





                                                    EQUIVEST FINANCE, INC. AND SUBSIDIARIES

                                                            Selected Financial Data
                                                             (Dollars in thousands)

                                                                              June 30,                        June 30,
                                                                                2001                            2000
                                                                                ----                            ----

A&D loans                                                                       $  11,154                     $ 23,537
Purchased receivables                                                              70,019                       82,906
Hypothecation loans                                                                26,879                       18,143
Consumer loans, owned                                                             143,549                      137,607
Other loans                                                                         4,133                        8,219
                                                                         -----------------            -----------------
   Total loans outstanding                                                      $ 255,734                    $ 270,412


Specific reserves                                                                $ 16,050                     $ 17,870
General reserves                                                                    9,259                       10,804
Overcollateralization                                                               6,042                        5,310
                                                                         -----------------            -----------------
   Total reserves and overcollateralization                                      $ 31,351                     $ 33,984

   Total reserves and overcollateralization as % of
      total loans                                                                   12.3%                        12.6%

Chargebacks                                                                         3,738                        3,027

Chargebacks as % of Consumer Financings (1)                                          3.9%                         3.0%


Allowance for doubtful accounts, beginning of year
                                                                                 $ 11,763                     $ 10,073
Provision for loan losses                                                           3,256                        3,689
Allowance related to an acquisition                                                   -0-                          501
Charges to allowance for doubtful accounts                                        (5,760)                      (3,459)
Charges against specific developer reserves                                           -0-                          -0-
                                                                         -----------------            -----------------
Allowance for doubtful accounts, end of period                                   $  9,259                     $ 10,804



(1) Consumer Financing includes purchased receivables and hypothecation loans.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.




                                            EQUIVEST FINANCE, INC.

Date: August 8, 2001                By:    /S/GERALD L. KLABEN, JR.
                                           ------------------------------------
                                           Name: GERALD L. KLABEN, JR.
                                           Title:SENIOR VICE PRESIDENT & CFO



                                       10